Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

Monday, April 18, 2005

APOGEE INCREASES GUIDANCE FOR FISCAL 2006 AS A RESULT OF DELAY IN

REQUIREMENT TO EXPENSE STOCK OPTIONS

MINNEAPOLIS, MN (April 18, 2005) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced that it is increasing its fiscal year 2006 guidance range from $0.68 – $0.72 per share, to $0.72 – $0.76 per share as a result of the delay in the requirement to expense stock options until its next fiscal year, which begins February 26, 2006. Apogee had previously stated that it expected to have a $0.04 per share earnings impact in the second half of the current fiscal year, fiscal 2006, related to expensing stock options. This impact had been reflected in its previous earnings per share guidance of $0.68 – $0.72 for fiscal 2006.

The increased earnings per share range is the only change to the fiscal 2006 guidance the company previously issued on April 6, 2005:

The following statements are based on current expectations for fiscal 2006. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to increase 6 to 8 percent.

•	Architectural segment revenues are expected to increase 6 to 9 percent for the year.

•	Gaining market share through success of growth initiatives.

•	Large-scale optical segment revenues are expected to be up approximately 4 percent, with growth in picture framing glazing products continuing to be somewhat offset by the shift away from select consumer electronics products.

•	Sales of value-added picture framing products are expected to again grow more than 20 percent.

•	Auto glass segment revenues are expected to be approximately 3 percent lower than in fiscal 2005.

•	Despite challenging market conditions leading to slightly lower pricing and volume, we are winning new independent customers for aftermarket windshields.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Annual gross margins are expected to be approximately 1 percentage point higher than the prior year as operational improvements and cost reductions are somewhat offset by higher costs for wages, materials, utilities and freight.

•	Expected annual operating margins by segment are: architectural, 3.5 to 4.5 percent, as margins continue to increase with improved pricing and capacity utilization; large-scale optical, approximately 12 percent, relatively flat with the focus on making products more affordable for consumers; and auto glass breakeven or slightly better, a decrease due to competitive market dynamics.

•	Selling, general and administrative expenses as a percent of sales are projected to be approximately 14.5 percent.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report earnings of approximately $1 million due to increased volume and operational improvements.

•	Capital expenditures are targeted at $25 million.

•	Depreciation and amortization are estimated at $19 million for the year.

•	Debt is expected to be reduced to approximately $30 million.

•	The effective tax rate for the full year is anticipated to be approximately 32 percent, driven by benefits relating to the new manufacturer’s deduction as enacted by the American Jobs Creation Act of 2004.

•	Earnings per share from continuing operations are expected to range from $0.72 – $0.76

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; v) integration of the AWallS acquisition in a timely and cost-efficient manner; and vi) completion and production ramp-up of the Viracon capacity expansion in a timely and cost-efficient manner; (B) the Large-Scale Optical segment: i) markets that are impacted by consumer confidence; ii) dependence on a relatively small number of customers; and iii) ability to utilize manufacturing facilities; and (C) the Auto Glass segment: i) transition of markets served, as the long-term supply agreement with PPG Industries for auto replacement windshields expires in the second quarter of fiscal 2006 and product is then marketed to independent distributors; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2004.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products and services. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical technologies segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com